SUB-ITEM 77M
Mergers

Nuveen Preferred Income Opportunities Fund

811-21293

On June 12, 2017 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Flexible Income Fund were transferred to the Nuveen
Preferred Income Opportunities Fund. The circumstances and details of the reorganization are contained in the SEC filing on Type N-14 8C/A, accession number 0001193125-17-033410, on February 7, 2017, which materials are herein incorporated by reference.